Exhibit 99.1

MARTIN MARIETTA REPORTS

FOURTH-QUARTER AND FULL-YEAR 2019 RESULTS

COMPANY ACHIEVED FULL-YEAR RECORD REVENUES, PROFITS AND ADJUSTED EBITDA

2019 Shipments and Pricing Improved for Aggregates, Cement and Asphalt

Full-Year Consolidated Gross Margin Expanded 210 Basis Points

2020 Outlook Reflects Continuing Steady Growth in Aggregates Shipments and Pricing

RALEIGH, N.C. (February 11, 2020) – Martin Marietta Materials, Inc. (NYSE:MLM) today reported results for the fourth quarter and year ended December 31, 2019.

Highlights include:

	Quarter Ended December 31,		Year Ended December 31,
($ in thousands, except per share)	2019	2018	2019	2018
Total revenues [1]	$1,100,430	$1,020,218	$4,739,098	$4,244,265
Products and services revenues [2]	$1,024,719	$956,051	$4,422,318	$3,980,351
Building Materials business	$973,711	$888,805	$4,172,424	$3,711,715
Magnesia Specialties business	$51,008	$67,246	$249,894	$268,636
Gross profit	$258,589	$227,284	$1,179,007	$966,577
Adjusted gross profit [3]	$258,589	$227,506	$1,179,007	$985,315
Earnings from operations	$184,569	$147,041	$884,934	$690,737
Adjusted earnings from operations [4]	$184,569	$159,542	$884,934	$741,792
Net earnings attributable to Martin Marietta	$131,014	$94,378	$611,915	$469,998
Adjusted EBITDA [5]	$278,780	$250,150	$1,254,549	$1,092,149
Earnings per diluted share [6]	$2.09	$1.50	$9.74	$7.43

[1]	Total revenues include the sales of products and services to customers (net of any discounts or allowances) and freight revenues.
[2]

Products and services revenues include the sales of aggregates, cement, ready mixed concrete, asphalt and Magnesia Specialties products, and paving services to customers, and exclude related freight revenues.

[3]

2018 adjusted gross profit excludes an increase in cost of revenues from the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting. See Appendix to this earnings release for a reconciliation to reported gross profit under generally accepted accounting principles (GAAP).

[4]

2018 adjusted earnings from operations exclude an increase in cost of revenues from the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting, Bluegrass Materials Company acquisition-related expenses, net, and an asset and portfolio rationalization charge. See Appendix to this earnings release for a reconciliation to reported earnings from operations under GAAP.

[5]	Adjusted EBITDA is a non-GAAP financial measure. See Appendix to this earnings release for a reconciliation to net earnings attributable to Martin Marietta.
[6]

2018 fourth-quarter earnings per diluted share includes a charge of $0.14 per diluted share for an asset and portfolio rationalization charge. 2018 full-year earnings per diluted share includes a charge of $0.22 per diluted share for the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting, a charge of $0.20 per diluted share for Bluegrass Materials Company acquisition-related expenses, net, and a charge of $0.23 per diluted share for an asset and portfolio rationalization charge.

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Ward Nye, Chairman, President and CEO of Martin Marietta, stated, “We are pleased to have concluded 2019 as the most profitable year in our Company’s history. Driven by improved shipments, pricing and profitability across the vast majority of our Building Materials business, we achieved our eighth consecutive year of growth for revenues, gross profit, adjusted EBITDA and earnings per diluted share (after adjusting for the one-time earnings per diluted share benefit in 2017 from the Tax Cuts and Jobs Act of 2017). This year’s record-setting results, combined with our team’s shared commitment to safety and operational excellence, yielded a 64 percent total shareholder return. Building on this momentum and our more than 25-year history as a public company, Martin Marietta is well-positioned for responsible long-term growth and further shareholder value creation in 2020 and beyond.

“Looking ahead, our 2020 outlook remains positive across our three primary construction end-use markets. We believe construction growth in Martin Marietta’s top ten states will continue to outpace national averages and serves to reinforce our positive pricing outlook. Further supported by attractive market fundamentals and demand trends across our geographic footprint, as well as region-specific third-party forecasts, we expect the current construction cycle to expand at a steady and sustainable pace. Specifically, we anticipate infrastructure shipments, particularly for aggregates-intensive highways and streets, to meaningfully benefit from lettings and contract awards in our key states, strong federal and state funding levels and proposed regulatory reform. We are confident that states have the necessary visibility and resources to advance planned and future construction projects, regardless of a successor infrastructure bill passing prior to the September 2020 expiration of the Fixing America’s Surface Transportation Act (FAST Act). Furthermore, the Council on Environmental Quality recently proposed recommendations that, if approved, will reduce the regulatory burden of permitting large highway and bridge projects.”

Mr. Nye concluded, “With enhanced levels of needed infrastructure activity on the horizon and a healthy private sector, we expect 2020 to be another record year for Martin Marietta. Our ability to repeatedly deliver industry-leading safety, financial and operational performance demonstrates the successful execution of our proven strategy and our steadfast dedication to the world-class attributes of our business – including, safety, ethics, cost discipline and operational excellence. Importantly, we continue to strengthen this foundation for long-term success through strategic geographic positioning, cost management, price discipline, sustainable practices and prudent capital allocation. We will continue adhering to our strategic priorities and look forward to extending our long track record of consistently delivering profitability growth and enhanced shareholder value.”

Mr. Nye’s CEO Commentary and Market Perspective can be found on the Investor Relations section of the Company’s website.

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Fourth-Quarter Operating Results

(All comparisons are versus the prior-year quarter unless noted otherwise)

	Quarter ended December 31, 2019
($ in thousands)	Revenues	Gross profit (loss)	Gross margin
Building Materials business:
Products and services:
Aggregates	$635,295	$171,377	27.0%
Cement	108,136	38,895	36.0%
Ready mixed concrete	223,873	16,324	7.3%
Asphalt and paving	68,366	12,168	17.8%
Less: interproduct revenues	(61,959)	—	—
Products and services	973,711	238,764	24.5%
Freight	70,593	(557)	NM
Total Building Materials business	1,044,304	238,207	22.8%
Magnesia Specialties business:
Products and services	51,008	19,644	38.5%
Freight	5,118	(841)	NM
Total Magnesia Specialties business	56,126	18,803	33.5%
Corporate	—	1,579	NM
Total	$1,100,430	$258,589	23.5%

	Quarter ended December 31, 2018
($ in thousands)	Revenues	Gross profit (loss)	Gross margin
Building Materials business:
Products and services:
Aggregates	$579,846	$146,471	25.3%
Cement	87,277	28,631	32.8%
Ready mixed concrete	213,346	7,950	3.7%
Asphalt and paving	66,893	16,100	24.1%
Less: interproduct revenues	(58,557)	—	—
Products and services	888,805	199,152	22.4%
Freight	59,438	(173)	NM
Total Building Materials business	948,243	198,979	21.0%
Magnesia Specialties business:
Products and services	67,246	26,151	38.9%
Freight	4,729	(944)	NM
Total Magnesia Specialties business	71,975	25,207	35.0%
Corporate	—	3,098	NM
Total	$1,020,218	$227,284	22.3%

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Building Materials Business

Fourth-quarter operating results reflect the continuation of strong underlying product demand, partially offset by the timing of infrastructure projects. The aggregates and downstream operations in Colorado, the Company’s second-largest state by revenues, experienced project delays resulting from significant precipitation and extreme temperatures along the Front Range of the Rocky Mountains and unplanned maintenance and repair activities.

Aggregates

Fourth-quarter aggregates shipments and pricing improved 4.0 percent and 5.3 percent, respectively.

♦

Shipments for the Mid-America Group increased 3.5 percent, driven primarily by wind energy and data center projects in the Midwest. Lower infrastructure shipments and unfavorable product mix limited pricing growth to 1.0 percent.

♦

Shipments for the Southeast Group increased 7.5 percent, reflecting strong private-sector construction activity in the North Georgia and Florida markets that was partially tempered by infrastructure project delays. Pricing improved 3.0 percent.

♦

West Group shipments increased 3.4 percent, driven by strong underlying Texas demand that was offset by Colorado’s weather-impacted construction delays and unanticipated operating downtime. Pricing growth of 12.9 percent reflected favorable product mix and a higher percentage of commercial rail-shipped volumes.

Martin Marietta’s fourth-quarter aggregates shipments by end use are as follows (all comparisons are versus the prior-year quarter):

Infrastructure Market

♦

Aggregates shipments to the infrastructure market decreased modestly, reflecting project delays in North Carolina, Georgia and Colorado. The infrastructure market accounted for 34 percent of fourth-quarter aggregates shipments. For the full year, the infrastructure market represented 35 percent of aggregates shipments, remaining below the Company’s most recent ten-year average of 45 percent.

Nonresidential Market

♦

Aggregates shipments to the nonresidential market increased, driven by ongoing commercial and heavy industrial construction activity. The Company continued to benefit from distribution center, warehouse, data center and wind energy projects in key geographies, including Texas, the Carolinas, Georgia, Florida and Iowa, as well as the early phases of several large energy-sector projects along the Gulf Coast. The nonresidential market represented 37 percent of fourth-quarter aggregates shipments.

Residential Market

♦

Aggregates shipments to the residential market increased, driven by a continued and attractive homebuilding dynamic in Texas, the Carolinas, Georgia and Florida. The residential construction outlook across the Company’s geographic footprint remains positive for both single- and multi-family housing, driven by favorable population demographics, job growth, land availability, low interest rates and efficient permitting. On a national level, housing starts remain below the 50-year annual average of 1.5 million despite notable population gains. The residential market accounted for 23 percent of fourth-quarter aggregates shipments.

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ChemRock/Rail Market

♦

The ChemRock/Rail market accounted for the remaining 6 percent of fourth-quarter aggregates shipments. Volumes to this end use increased, driven by improved ballast shipments as the western Class 1 railroads continued to address repairs from the Midwest flooding earlier in the year.

Aggregates product gross margin expanded 170 basis points to 27.0 percent, driven by pricing gains and improved operating leverage from increased shipment and production levels and was partially offset by higher costs for contract services, repairs and supplies to prepare for future production needs.

Cement

Fourth-quarter cement shipments increased 22.3 percent, driven by strong underlying Texas demand. Unfavorable product mix muted pricing gains to 2.2 percent. Revenue growth, coupled with production efficiencies from increased shipment and production levels, more than offset higher maintenance costs, as product gross margin improved 320 basis points to 36.0 percent.

Downstream businesses

Ready mixed concrete shipments increased 5.3 percent, reflecting the healthy Texas demand environment, partially offset by weather-impacted projects in Colorado. Ready mixed concrete selling prices declined slightly, as unfavorable product mix and a shift in customer segmentation affected Texas pricing and offset solid pricing gains in Colorado.  Colorado asphalt shipments decreased 4.1 percent while pricing improved 1.8 percent.

Magnesia Specialties Business

Magnesia Specialties product revenues decreased 24.1 percent to $51.0 million as international chemicals and domestic lime customers continued to rationalize inventory levels. The business reported product gross margin of 38.5 percent, as effective cost containment measures limited the decline to 40 basis points.

Consolidated

Selling, general and administrative expenses as a percentage of total revenues declined 30 basis points.

Other operating expense, net, for the prior-year quarter included an $11.7 million asset and portfolio rationalization charge related to the Company’s Southwest ready mixed concrete business.

Liquidity and Capital Resources

Cash provided by operating activities was $966.1 million in 2019 compared with $705.1 million in 2018, driven by growth in earnings and lower contributions to the Company’s pension plan, partially offset by higher working capital related to increased revenues.

Cash paid for property, plant and equipment additions was $393.5 million in 2019.

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Commitment to Enhance Long-Term Shareholder Value

Martin Marietta is dedicated to disciplined capital allocation that preserves the Company’s financial flexibility and further enhances shareholder value. The Company’s capital allocation priorities remain unchanged and include value-enhancing acquisitions that promote the successful execution of the Company’s strategic growth plan, organic capital investment, and the return of cash to shareholders through meaningful and sustainable dividends and share repurchases.

The Company has returned $1.6 billion to shareholders in the form of dividend payments and share repurchases since announcing a 20 million share repurchase authorization in February 2015. During fourth quarter 2019, the Company repurchased 154,500 shares of common stock pursuant to its share repurchase authorization. As of December 31, 2019, 13.7 million shares remained under the current repurchase authorization and 62.4 million shares of Martin Marietta common stock were outstanding.

Full-Year 2020 Outlook

Martin Marietta is confident in its 2020 outlook and in its key supporting factors. The Company’s geographic footprint has attractive underlying market fundamentals, including notable employment gains, population growth and superior state fiscal health, that should promote steady and sustainable construction growth over the near- and medium-terms. Supported by region-specific third-party forecasts and underlying demand trends, Martin Marietta believes the current construction cycle will continue for the foreseeable future and expand at a steady pace in 2020 for each of its three primary construction end-use markets. Notably:

♦

Infrastructure construction, particularly for aggregates-intensive highways and streets, is expected to benefit from lettings and contract awards in key Martin Marietta states, continued FAST Act funding, and regulatory reform allowing for reduced permitting time for large projects. Management believes that federal transportation funding will remain, at a minimum, at status quo levels absent the prospective passage of a successor infrastructure bill prior to the FAST Act’s September 2020 expiration. This should provide the necessary confidence and visibility for states to continue to advance planned and future construction projects. Importantly, states will continue to play an expanded role in infrastructure investment. Incremental funding at both state and local levels, through bond issuances, toll roads, tax initiatives and other sources, should grow at faster near-term rates than federal funding. Martin Marietta’s top ten states – Texas, Colorado, North Carolina, Georgia, Iowa, Florida, South Carolina, Indiana, Maryland and Nebraska – accounted for 86 percent of total Building Materials’ revenues in 2019 and have all introduced incremental transportation funding measures within the last five years. Third-party forecasts also predict increased infrastructure investment in 2020 and beyond.

♦

Nonresidential construction is expected to increase in both the commercial and heavy industrial sectors for the next several years across many of the Company’s key markets. The national Architectural Billings and Dodge Momentum Indices have both rebounded from 2019 fluctuations and suggest healthy activity in Martin Marietta markets. Further, management believes continued employment and population growth will drive increased levels of commercial construction activity, particularly in the Company’s southeastern and southwestern states. Continued federal regulatory approvals should contribute to increased heavy building materials consumption from the next wave of large energy-sector projects, particularly along the Gulf Coast of Texas. Construction activity for these projects is expected to continue for several years.

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♦

Residential construction is expected to continue growing within Martin Marietta’s geographic footprint, particularly as mortgage rates remain attractive and contractors address the need for more affordable homes. The Company’s leading positions in southeastern and southwestern states offer superior opportunities, such as available land, an overall business-friendly environment and fewer regulatory barriers, for gains in both single-family and multi-family housing. The Company believes that permits represent the best indicator of future housing construction. Permit growth for single-family and multi-family housing units remains healthy in Martin Marietta’s top ten states. Continued strength in residential construction supports future infrastructure and nonresidential activity.

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2020 GUIDANCE
($ and tons in thousands, except per ton)	Low *	High *
Consolidated
Total revenues [1]	$4,875,000	$5,075,000
Products and services revenues	$4,580,000	$4,730,000
Freight revenues	$295,000	$345,000
Gross profit	$1,295,000	$1,390,000

Selling, general and administrative expenses (SG&A)	$312,500	$322,500
Interest expense	$120,000	$125,000
Estimated tax rate (excluding discrete events)	20%	22%
Net earnings attributable to Martin Marietta	$662,500	$762,500
Adjusted EBITDA [2]	$1,347,500	$1,452,500
Capital expenditures	$425,000	$475,000

Building Materials Business
Aggregates
Volume (total tons) [3]	195,000	199,000
% growth [3]	2.0%	4.0%
Average selling price per ton (ASP)	$14.90	$15.20
% growth [4]	4.0%	6.0%
Total revenues	$3,185,000	$3,295,000
Products and services revenues	$2,935,000	$2,995,000
Freight revenues	$250,000	$300,000
Gross profit	$915,000	$965,000

Cement
Total revenues	$470,000	$500,000
Products and services revenues	$450,000	$480,000
Freight revenues	$20,000	$20,000
Gross profit	$160,000	$180,000

Ready Mixed Concrete and Asphalt and Paving
Products and services revenues	$1,255,000	$1,325,000
Gross profit	$130,000	$150,000

Magnesia Specialties Business
Total revenues	$265,000	$275,000
Products and services revenues	$240,000	$250,000
Freight revenues	$25,000	$25,000
Gross profit	$90,000	$95,000

*  Guidance range represents the low end and high end of the respective line items provided above.

[1]	2020 consolidated total revenues exclude $300 million to $320 million related to estimated interproduct sales.
[2]	Adjusted EBITDA is a non-GAAP financial measure. See Appendix to this earnings release for a reconciliation to net earnings attributable to Martin Marietta.
[3]

Represents total aggregates volumes, which includes approximately 13.2 million internal tons. Volume growth ranges are in comparison with total volumes of 191.1 million tons for the full year 2019, which included 10.0 million internal tons.

[4]	ASP growth range is in comparison with ASP of $14.33 per ton for the full year 2019.

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Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with GAAP.  Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying Appendix to this earnings release. Management believes these non-GAAP measures are commonly used financial measures for investors to evaluate the Company’s operating performance, and when read in conjunction with the Company’s consolidated financial statements, present a useful tool to evaluate the Company’s ongoing operations, performance from period to period and anticipated performance. In addition, these are some of the factors the Company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Conference Call Information

The Company will discuss its fourth-quarter and full-year 2019 earnings results on a conference call and an online web simulcast today (February 11, 2020). The live broadcast of the Martin Marietta conference call will begin at 11:00 a.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s website. Additionally, the Company has posted supplemental information related to its fourth-quarter and full-year performance on its website. For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 2083269.

About Martin Marietta

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of building materials, including aggregates, cement, ready mixed concrete and asphalt. Through a network of operations spanning 27 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta’s Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com

Investor Contact:

Suzanne Osberg

Vice President, Investor Relations

(919) 783-4691

Suzanne.Osberg@martinmarietta.com

MLM-E.

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If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Company’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year. The Company’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Company’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Company’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this release that relate to the future involve risks and uncertainties, and are based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. These statements, which are forward-looking statements under the Private Securities Litigation Reform Act of 1995, give the investor the Company’s expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “guidance”, “anticipate”, “expect”, “should”, “believe”, “will”, and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

The Company’s outlook is subject to various risks and uncertainties, and is based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements in this release (including the outlook) include, but are not limited to: the performance of the United States economy; shipment declines resulting from economic events beyond the Company’s control; a widespread decline in aggregates pricing, including a decline in aggregates shipment volume negatively affecting aggregates price; the history of both cement and ready mixed concrete being subject to significant changes in supply, demand and price fluctuations; the termination, capping and/or reduction or suspension of the federal and/or state gasoline tax(es) or other revenue related to public construction; the level and timing of federal, state or local transportation or infrastructure or public projects funding, most particularly in Texas, Colorado, North Carolina, Georgia, Iowa and Maryland; the United States Congress’ inability to reach agreement among themselves or with the Administration on policy issues that impact the federal budget; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Company serves; a reduction in defense spending and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a decline in energy-related construction activity resulting from a sustained period of low global oil prices or changes in oil production patterns in response to this decline, particularly in Texas; increasing residential mortgage rates and other factors that could result in a slowdown in residential construction; unfavorable weather conditions, particularly Atlantic Ocean and Gulf of Mexico hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Company, any of which can significantly affect production schedules, volumes, product and/or geographic mix and profitability; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost, or the availability generally, of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Company’s Magnesia Specialties business, natural gas; continued increases in the cost of other repair and supply parts; construction labor shortages and/or supply‐chain challenges; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to production facilities; increasing governmental regulation, including environmental laws; the failure of relevant government agencies to implement expected regulatory reductions; transportation availability or a sustained reduction in capital investment by the railroads, notably the availability of railcars, locomotive power and the condition of rail infrastructure to move trains to supply the Company’s Texas, Colorado, Florida, Carolinas and the Gulf Coast markets, including the movement of essential dolomitic lime for magnesia chemicals to the Company’s plant in Manistee, Michigan and its customers; increased transportation costs, including increases from higher or fluctuating passed-through energy costs or fuel surcharges, and other costs to comply with tightening regulations, as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of the Company’s materials; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Company’s dolomitic lime products; trade disputes with one or more nations impacting the U.S. economy, including the impact of tariffs on the steel industry; unplanned changes in costs or realignment of customers that introduce volatility to earnings, including that of the Magnesia Specialties business that is running at capacity; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs; the concentration of customers in construction markets and the increased risk of potential losses on customer receivables; the impact of the level of demand in the Company’s end-use markets, production levels and management of production costs on the operating leverage and therefore profitability of the Company; the possibility that the expected synergies from acquisitions will not be realized or will not be realized within the expected time period, including achieving anticipated profitability to maintain compliance with the Company’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Company’s tax rate; violation of the Company’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Company’s common stock price and its impact on goodwill impairment evaluations; the possibility of a reduction of the Company’s credit rating to non-investment grade; and other risk factors listed from time to time found in the Company’s filings with the SEC.

You should consider these forward-looking statements in light of risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2018 and other periodic filings made with the SEC. All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements, or adversely affect or be material to the Company. The Company assumes no obligation to update any such forward-looking statements.

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Products and services revenues	$1,024,719	$956,051	$4,422,318	$3,980,351
Freight revenues	75,711	64,167	316,780	263,914
Total revenues	1,100,430	1,020,218	4,739,098	4,244,265

Cost of revenues - products and services	764,732	727,650	3,239,065	3,009,810
Cost of revenues - freight	77,109	65,284	321,026	267,878
Total cost of revenues	841,841	792,934	3,560,091	3,277,688
Gross profit	258,589	227,284	1,179,007	966,577

Selling general & administrative expenses	73,702	70,922	302,657	280,554
Acquisition-related expenses, net	277	554	467	13,479
Other operating expenses and (income), net	41	8,767	(9,051)	(18,193)
Earnings from operations	184,569	147,041	884,934	690,737

Interest expense	30,665	33,542	129,345	137,069
Other nonoperating (income) and expenses, net	(2,437)	(2,539)	7,253	(22,413)
Earnings before income tax expense	156,341	116,038	748,336	576,081
Income tax expense	25,272	21,557	136,349	105,705
Consolidated net earnings	131,069	94,481	611,987	470,376
Less: Net earnings attributable to noncontrolling interests	55	103	72	378
Net Earnings Attributable to Martin Marietta Materials, Inc.	$131,014	$94,378	$611,915	$469,998

Net earnings per common share attributable to common shareholders:
Basic	$2.10	$1.50	$9.77	$7.46
Diluted	$2.09	$1.50	$9.74	$7.43

Dividends per common share	$0.55	$0.48	$2.06	$1.84

Average number of common shares outstanding:
Basic	62,456	62,672	62,528	62,895
Diluted	62,667	62,918	62,710	63,147

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Total revenues:
Building Materials Business:
Mid-America Group	$333,132	$316,857	$1,446,029	$1,223,236
Southeast Group	116,018	104,633	506,417	423,382
West Group	595,154	526,753	2,515,336	2,309,924
Total Building Materials Business	1,044,304	948,243	4,467,782	3,956,542
Magnesia Specialties	56,126	71,975	271,316	287,723
Total	$1,100,430	$1,020,218	$4,739,098	$4,244,265

Gross profit:
Building Materials Business:
Mid-America Group	$107,536	$96,458	$482,912	$366,918
Southeast Group	23,291	20,262	124,065	77,193
West Group	107,380	82,259	473,613	416,212
Total Building Materials Business	238,207	198,979	1,080,590	860,323
Magnesia Specialties	18,803	25,207	95,393	98,682
Corporate	1,579	3,098	3,024	7,572
Total	$258,589	$227,284	$1,179,007	$966,577

Selling, general and administrative expenses:
Building Materials Business:
Mid-America Group	$15,889	$14,516	$63,048	$55,775
Southeast Group	5,566	5,037	21,606	18,727
West Group	30,022	27,721	116,302	107,613
Total Building Materials Business	51,477	47,274	200,956	182,115
Magnesia Specialties	2,821	2,487	11,338	9,999
Corporate	19,404	21,161	90,363	88,440
Total	$73,702	$70,922	$302,657	$280,554

Earnings (Loss) from operations:
Building Materials Business:
Mid-America Group	$93,567	$83,918	$425,911	$319,139
Southeast Group	17,778	15,377	103,063	75,840
West Group	78,704	45,915	365,244	295,801
Total Building Materials Business	190,049	145,210	894,218	690,780
Magnesia Specialties	15,598	22,196	83,557	88,063
Corporate	(21,078)	(20,365)	(92,841)	(88,106)
Total	$184,569	$147,041	$884,934	$690,737

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights (Continued)
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Total revenues:
Building Materials business products and services:
Aggregates	$635,295	$579,846	$2,756,738	$2,365,806
Cement	108,136	87,277	439,112	387,830
Ready mixed concrete	223,873	213,346	948,052	963,770
Asphalt and paving	68,366	66,893	294,036	258,546
Less: Interproduct sales	(61,959)	(58,557)	(265,514)	(264,237)
Subtotal	973,711	888,805	4,172,424	3,711,715
Freight	70,593	59,438	295,358	244,827
Total Building Materials Business	1,044,304	948,243	4,467,782	3,956,542
Magnesia Specialties business:
Products and services	51,008	67,246	249,894	268,636
Freight	5,118	4,729	21,422	19,087
Total Magnesia Specialties Business	56,126	71,975	271,316	287,723
Consolidated total revenues	$1,100,430	$1,020,218	$4,739,098	$4,244,265

Gross profit (loss):
Building Materials business products and services:
Aggregates	$171,377	$146,471	$807,884	$608,384
Cement	38,895	28,631	143,421	126,213
Ready mixed concrete	16,324	7,950	78,778	74,175
Asphalt and paving	12,168	16,100	50,687	51,292
Subtotal	238,764	199,152	1,080,770	860,064
Freight	(557)	(173)	(180)	259
Total Building Materials Business	238,207	198,979	1,080,590	860,323
Magnesia Specialties business:
Products and services	19,644	26,151	99,459	102,905
Freight	(841)	(944)	(4,066)	(4,223)
Total Magnesia Specialties Business	18,803	25,207	95,393	98,682
Corporate	1,579	3,098	3,024	7,572
Consolidated gross profit	$258,589	$227,284	$1,179,007	$966,577

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In thousands)

	December 31,	December 31,
	2019	2018
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$20,978	$44,892
Accounts receivable, net	573,686	523,276
Inventories, net	690,810	663,035
Other current assets	141,226	134,613
Property, plant and equipment, net	5,206,031	5,157,229
Intangible assets, net	2,883,618	2,900,400
Operating lease right-of-use assets, net	481,884	—
Other noncurrent assets	133,414	127,974
Total assets	$10,131,647	$9,551,419

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$340,045	$390,042
Other current liabilities	498,473	396,708
Long-term debt (excluding current maturities)	2,433,632	2,730,439
Other noncurrent liabilities	1,506,207	1,084,818
Total equity	5,353,290	4,949,412
Total liabilities and equity	$10,131,647	$9,551,419

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In thousands)
	Twelve Months Ended
	December 31,
	2019	2018
Operating activities:
Consolidated net earnings	$611,987	$470,376
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	371,537	344,033
Stock-based compensation expense	34,109	29,253
Gains on divestitures and sales of assets	(3,061)	(39,260)
Deferred income taxes, net	29,444	85,063
Noncash portion of asset and portfolio rationalization charge	—	16,970
Other items, net	8,539	(8,891)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(50,410)	(10,617)
Inventories, net	(27,698)	(21,984)
Accounts payable	25,855	20,148
Other assets and liabilities, net	(34,205)	(179,943)
Net cash provided by operating activities	966,097	705,148

Investing activities:
Additions to property, plant and equipment	(393,501)	(375,954)
Acquisitions, net of cash acquired	—	(1,642,137)
Proceeds from divestitures and sales of assets	8,408	69,114
Investments in life insurance contracts, net	621	771
Payment of railcar construction advances	—	(79,351)
Reimbursement of railcar construction advances	—	79,351
Other investing activities, net	(1,423)	—
Net cash used for investing activities	(385,895)	(1,948,206)

Financing activities:
Borrowings of long-term debt	625,000	1,000,000
Repayments of long-term debt	(975,056)	(910,052)
Payments on finance lease obligations	(10,983)	—
Payments on capital lease obligations	—	(3,486)
Debt issuance costs	—	(3,892)
Payments of deferred acquisition consideration	—	(6,707)
Purchase of the noncontrolling interest in existing joint venture	—	(12,800)
Dividends paid	(129,796)	(116,436)
Repurchases of common stock	(98,237)	(100,377)
Proceeds from exercise of stock options	13,695	7,201
Shares withheld for employees' income tax obligations	(28,139)	(11,865)
Distributions to owners of noncontrolling interest	(600)	—
Net cash used for financing activities	(604,116)	(158,414)

Net decrease in cash and cash equivalents	(23,914)	(1,401,472)
Cash and cash equivalents, beginning of period	44,892	1,446,364
Cash and cash equivalents, end of period	$20,978	$44,892

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Unaudited Operational Highlights

	Three Months Ended		Year Ended
	December 31, 2019		December 31, 2019
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Mid-America Group	3.5%	1.0%	15.2%	1.7%
Southeast Group	7.5%	3.0%	13.9%	4.8%
West Group	3.4%	12.9%	6.5%	7.1%
Total Aggregates Product Line (2)	4.0%	5.3%	11.7%	4.2%

	Three Months Ended		Year Ended
	December 31,		December 31,
Shipments (tons in thousands)	2019	2018	2019	2018
Mid-America Group	22,268	21,517	95,611	83,027
Southeast Group	6,177	5,744	26,996	23,710
West Group	15,478	14,967	68,519	64,356
Total Aggregates Product Line (2)	43,923	42,228	191,126	171,093

(1) Volume/pricing variances reflect the percentage increase from the comparable period in the prior year.
(2) Aggregates Product Line includes acquisitions from the date of acquisition and divestitures through the date of disposal.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Shipments (in thousands)
Aggregates tons - external customers	41,732	39,805	181,155	160,516
Internal aggregates tons used in other product lines	2,191	2,423	9,971	10,577
Total aggregates tons	43,923	42,228	191,126	171,093

Cement tons - external customers	655	519	2,666	2,286
Internal cement tons used in other product lines	293	256	1,205	1,222
Total cement tons	948	775	3,871	3,508

Ready mixed concrete - cubic yards	1,986	1,886	8,516	8,685

Asphalt tons - external customers	191	218	856	818
Internal asphalt tons used in road paving business	437	437	2,020	1,857
Total asphalt tons	628	655	2,876	2,675

Average unit sales price by product line (including internal sales):
Aggregates (per ton)	$14.38	$13.65	$14.33	$13.75
Cement (per ton)	$113.43	$111.00	$112.75	$109.38
Ready mixed concrete (per cubic yard)	$110.12	$110.55	$109.07	$108.83
Asphalt (per ton)	$46.43	$45.62	$46.75	$45.14

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (continued)

(Dollars in thousands)

Earnings before interest; income taxes; depreciation, depletion and amortization and the noncash earnings/loss from nonconsolidated equity affiliates; the impact of selling acquired inventory after the markup to fair value as part of acquisition accounting; the impact of Bluegrass Materials Company (Bluegrass) acquisition-related expenses, net; and the asset and portfolio rationalization charge (Adjusted EBITDA) is an indicator used by the Company and investors to evaluate the Company's operating performance from period to period. Adjusted EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to earnings from operations, net earnings or operating cash flow. For further information on Adjusted EBITDA, refer to the Company's website at www.martinmarietta.com.

A Reconciliation of Net Earnings Attributable to Martin Marietta to Consolidated Adjusted EBITDA is as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018(1)	2019	2018(1)
Net earnings attributable to Martin Marietta	$131,014	$94,378	$611,915	$469,998
Add back:
Interest expense	30,584	33,542	128,950	137,069
Income tax expense for controlling interests	25,256	21,567	136,275	105,637
Depreciation, depletion and amortization and noncash earnings/loss from nonconsolidated equity affiliates	91,926	88,162	377,409	328,390
Impact of selling acquired inventory after markup to fair value as part of acquisition accounting	—	222	—	18,738
Bluegrass acquisition-related expenses, net	—	554	—	13,479
Asset and portfolio rationalization charge	—	11,725	—	18,838
Consolidated adjusted EBITDA	$278,780	$250,150	$1,254,549	$1,092,149

(1) Calculation of Adjusted EBITDA was modified in 2019. 2018 amounts have been calculated consistently with the 2019 presentation.

The following is a reconciliation of the GAAP measure to the 2020 Adjusted EBITDA guidance:
	Low Point of Range	High Point of Range
Net earnings attributable to Martin Marietta	$662,500	$762,500
Add back:
Interest expense	125,000	120,000
Taxes on income	185,000	195,000
Depreciation, depletion and amortization and noncash earnings/loss from nonconsolidated equity affiliates	375,000	375,000
Adjusted EBITDA	$1,347,500	$1,452,500

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (continued)

(Dollars in thousands)

Adjusted gross profit and adjusted earnings from operations for the three months ended and year ended December 31, 2018, exclude the impact of selling acquired inventory after the markup to fair value as part of acquisition accounting.  Adjusted earnings from operations also exclude Bluegrass acquisition-related expenses, net, and the asset and portfolio rationalization charge.  Adjusted gross profit and adjusted earnings from operations are non-GAAP financial measures.  Management presents these measures for investors and analysts to evaluate and forecast the Company's financial results, as the impact of selling acquired inventory after the markup to fair value as part of acquisition accounting, Bluegrass acquisition-related expenses, net, and the asset and portfolio rationalization charge are nonrecurring.

The following is a reconciliation of the GAAP measure to adjusted gross profit and adjusted earnings from operations:

	Three Months Ended	Year Ended
	December 31, 2018	December 31, 2018
Gross profit as reported	$227,284	$966,577
Impact of selling acquired inventory after the markup to fair value as part of acquisition accounting	222	18,738
Adjusted gross profit	$227,506	$985,315

Earnings from operations as reported	$147,041	$690,737
Impact of selling acquired inventory after the markup to fair value as part of acquisition accounting	222	18,738
Bluegrass acquisition-related expenses, net	554	13,479
Asset and portfolio rationalization charge	11,725	18,838
Adjusted earnings from operations	$159,542	$741,792

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